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                                                                    EXHIBIT 99.1

                   CMGI Agrees to Acquire Assets of iLogistix

 Global Provider of Internet-based Fulfillment and Commerce Solutions to Expand
                Existing CMGI Presence in Supply Chain Management

ANDOVER, Mass., July 1, 2002 - CMGI, Inc. (Nasdaq: CMGI) announced today that it has entered into a definitive agreement to acquire substantially all of the worldwide assets and operations of Software Logistics Corporation, a California corporation doing business as iLogistix.

"As discussed on our recent conference call, CMGI is moving solidly forward to execute against the strategic plan we have articulated. This plan includes the acquisition of companies which are complementary to our existing core assets, and which meet our criteria for growth and financial performance," said George McMillan, Chief Executive Officer of CMGI.

"iLogistix fulfills all of these criteria," continued McMillan. "The combination of SalesLink and iLogistix builds on a CMGI core competency and will position us for leadership in both domestic and, for the first time, international markets for supply chain and fulfillment solutions, particularly those serving large computer OEMs and electronics manufacturers. We expect that the acquisition will also be operationally profitable, accretive and cash positive -- three important financial criteria. iLogistix' 2002 revenue run rate of approximately $300 million triples the size of CMGI's business in supply chain management and fulfillment."

The definitive asset purchase agreement is subject to approval by the United States Bankruptcy Court which has jurisdiction over the assets of Software Logistics Corporation and certain of its subsidiaries, and associated agreements are subject to approval by the administrator in The Netherlands which has jurisdiction over certain of iLogistix operations and assets. The transaction, if so approved, is expected to close in July 2002. Under the terms of the agreement, CMGI, through a wholly-owned subsidiary, will pay approximately $41 million cash for the assets of iLogistix, and assume certain liabilities.

Bryce C. "Skip" Boothby Jr., SalesLink's President and CEO, added, "iLogistix is a strong strategic fit with SalesLink and CMGI, providing the global reach necessary to support our growing base of worldwide customers. iLogistix also enhances our superior information technology infrastructure, which offers visibility throughout the entire supply chain, thereby reducing our customers' costs and time to market."

iLogistix is an integrated design, implementation, and supply chain management company, providing a comprehensive suite of traditional and e-commerce supply chain services including procurement, inventory management, assembly, fulfillment and distribution services through its global network. iLogistix' blue chip customer base, including Hewlett-Packard, Microsoft and Adobe, is serviced by operations centers in the United States, The Netherlands, Singapore and Taiwan. CMGI expects that offers of employment will be extended to the bulk of iLogistix' approximately 500 employees worldwide.


iLogistix will join CMGI's eBusiness and Fulfillment segment, complementing and extending the supply chain management programs currently provided by SalesLink. SalesLink provides outsourced manufacturing support services, in which clients retain SalesLink to plan, buy and build-to-order sub-assemblies for computer equipment and consumer electronic products. These outsourced manufacturing services primarily assist companies in the areas of accessory kits, software, literature and promotional products and involve active global supply chain management and coordination of CD-ROM, DVD and diskette replication, product packaging and assembly, print management, electronic order processing and software distribution direct fulfillment and inventory management. SalesLink's customers include Cisco Systems, Sony Electronics and Sun Microsystems.

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About CMGI and @Ventures

CMGI, Inc. (Nasdaq: CMGI) is comprised of CMGI operating businesses and investments made through its venture capital affiliate, @Ventures. CMGI companies span a range of vertical market segments including e-business and fulfillment; enterprise software and services; and managed application services.

CMGI's nine operating companies include Engage (Nasdaq: ENGA), NaviSite (Nasdaq:
NAVI), AltaVista, Equilibrium, ProvisionSoft, SalesLink, Tallan, uBid and
Yesmail.

CMGI's corporate headquarters is located at 100 Brickstone Square, Andover, MA 01810. @Ventures has offices there, as well as at 3000 Alpine Road, Menlo Park, CA 94028. For additional information, see http://www.cmgi.com and http://www.ventures.com.

================================================================================

This release contains forward-looking statements which address a variety of subjects including, for example, the expected benefits resulting from the acquisition of the assets of iLogistix by CMGI, the expected ability of CMGI and SalesLink to integrate and manage the operations of iLogistix, and the expected timing of completion of the transaction. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the failure to obtain the necessary approval of the bankruptcy court; the inability to satisfy all closing conditions to the transaction; iLogistix's business, operations and personnel may not be successfully integrated in accordance with CMGI's strategy; CMGI and SalesLink may be unable to successfully integrate and operate iLogistix, and other economic, business, competitive and/or regulatory factors affecting CMGI's businesses generally. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to CMGI's filings with the Securities and Exchange Commission, including CMGI's most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Tom Oberdorf                                CMGI Investor Relations
Chief Financial Officer                     (978) 684-3832
(978) 684-3029                              ir@cmgi.com
toberdorf@cmgi.com

Deidre Moore
CMGI Corporate Communications
(978) 684-3655